Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-275143 of our report dated March 28, 2024, relating to the audit of the financial statements of Safe & Green Development Company as of December 31, 2023 and for the period then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

April 1, 2024